SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 5, 2013

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 5, 2013, Consumer Portfolio Services, Inc. ("CPS" or the "Company") and its subsidiary Page Six Funding LLC renewed and amended their existing revolving credit agreement (as renewed and amended, the "Credit Agreement"), and related agreements, with Goldman Sachs Bank USA (“Goldman”) and Fortress Credit Corp. ("Fortress"), with affiliates of Fortress, and with others. Loans under the Credit Agreement are to be secured by automobile receivables that CPS now holds or may purchase in the future from dealers.

Under the Credit Agreement, and subject to its terms and conditions, the lenders have agreed to lend from time to time through March 2015 up to a maximum of $100 million.  At the conclusion of the two-year revolving period, the loans are to amortize for an additional two years, and then become due in full. Loans under the Credit Agreement bear interest at a floating rate equal to one-month LIBOR plus 5.73%, but in all events no less than 6.73% per year.    The loans are subject to acceleration upon the occurrence of certain defined events of default. In connection with the renewal of the Credit Agreement, CPS paid a closing fee of $800,000 to the lenders.

Goldman and Fortress also provided financing to CPS in connection with CPS’s September 14, 2011 acquisition of receivables from Fireside Bank.  The terms of that financing were described in CPS’s report on Form 8-K filed August 11, 2011, which description is incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to item 1.01 is incorporated herein by reference.

CPS first incurred indebtedness under the original Credit Agreement in the amount of $5.1 million on January 6, 2011.  As of March 5, 2013 (the date of the renewal and amendment), the amount owed was $42.5 million.  CPS intends to incur indebtedness under the Credit Agreement from time to time as it purchases motor vehicle receivables from dealers.

ITEM 9.01                        FINANCIAL STATEMENTS AND EXHIBITS.

One exhibit is filed with this report:

20.1           News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: March 7, 2013	By:	/s/ JEFFREY P. FRITZ
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant